Exhibit ____

                     AGREEMENT TO JOIN IN THE FILING OF
                      CONSOLIDATED INCOME TAX RETURNS

                  THIS AGREEMENT is made and entered into this 14th day of December 2001, by and between Jordan Industries, Inc., an Illinois corporation (the "Company"), and each of the parties a signatory hereto (hereinafter collectively referred to as the "Subsidiary")

                  WITNESSETH:

                  WHEREAS, the Company is the owner of 80% or more of the outstanding shares of the capital stock of the Subsidiary and may, therefore, include the income and expense of the Subsidiary in the Company's consolidated Federal income tax returns; and

                  WHEREAS, the parties hereto desire to consolidate such returns upon the terms and conditions herein set forth;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto do hereby agree as follows:

                   1. Filing and Preparation of Future Returns. The Subsidiary agrees to consent to the joining with the Company and its other consolidated subsidiaries (the Company, Subsidiary and each of the other consolidated subsidiaries are hereinafter referred to as the "Group") in the filing of consolidated Federal income tax returns for the taxable year ending December 31, 2002, and each taxable year thereafter, in accordance with applicable income tax laws and regulations. The Company agrees that it will prepare and file in a timely manner all Federal and other income tax returns required to be filed on behalf of the Company and its consolidated subsidiaries, including the Subsidiary, and will pay the taxes shown to be due thereon.

                  2.     Estimated Tax Payments; Tax Benefit Reimbursements.

                         (a) On or before the 10th day prior to the due date of any estimated tax payment on account of the consolidated tax liability of the Group for a taxable year, the Subsidiary shall pay to the Company an amount equal to the Subsidiary's separate return tax liability, as defined in Treasury Regulations ss.1.1552-1(a)(2)(ii) (the "Separate Return Tax Liability") multiplied by a fraction the numerator of which equals one and the denominator of which equals the total number of estimated tax payments to be made on account of the consolidated tax liability of the Group for such taxable year. If the estimated tax payment of the Group is based upon the prior taxable year's consolidated tax liability, the Subsidiary's payment under this Paragraph shall be determined by using its Separate Return Tax Liability for such prior year, and if such estimated tax payment is based upon the current year's tax liability, the Subsidiary's payment under this Paragraph shall be determined by using its estimated separate return tax liability for such current year.


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                         (b) In the event that the sum of any payments
       based on estimated amounts made by the Subsidiary in a taxable year under Paragraph 2(a) exceeds the Subsidiary's final Separate Return Tax Liability for such taxable year, the Company shall pay to the Subsidiary the amount of such excess on or before the date 15 days prior to the due date for the filing of the consolidated Federal income tax return to which such excess relates. In the event that the final Separate Return Tax Liability of the Subsidiary for a taxable year exceeds the sum of any payments based on estimated amounts made by the Subsidiary under Paragraph 2(a) for such taxable year, the Subsidiary shall pay such excess to the Company on or before the date 15 days prior to the due date for the filing of the consolidated Federal income tax return to which such excess relates.

                         (c) In addition to any amounts which may be payable by the Company to the Subsidiary under Paragraph 2(b), the Company shall also reimburse the Subsidiary for the amount by which the Group's income taxes are reduced as a result of the consolidation of the Subsidiary in the Group's income tax return, such reimbursement to be made within 30 days after the filing of the consolidated Federal income tax return in which such tax reduction is reflected. In the event the computation of the Subsidiary's income tax liability under Paragraph 2(a) above shall reflect that the Subsidiary incurred a loss for any year, and that the Subsidiary would have been due a Federal income tax refund as a result of certain loss carryback provisions of the Internal Revenue Code or any other provisions of the Internal Revenue Code, then the Company shall pay to the Subsidiary an amount equal to such hypothetical income tax refund plus the amount of any estimated tax payments for such year made by the Subsidiary to the Company; provided, however, in no event shall the Company be required to make any payment hereunder in excess of the aggregate of (i) all such estimated tax payments for such year made by the Subsidiary to the Company, (ii) all payments for such year made by the Subsidiary to the Company pursuant to Paragraph 2(b) hereof and (iii) any reduction in the taxes of the Company resulting from such loss of the Subsidiary.

                         (d) Any payments or reimbursements hereunder shall be computed by the independent public accountants of the Company, in accordance with generally accepted accounting principles and applicable tax laws, rules and regulations.

                   3. Other Income Taxes. In the event there shall be imposed on the Subsidiary any state or local tax based on net income to which the same or similar principles of consolidated income taxation such as those presently in effect under Federal income tax rules may be applied and practical, the Subsidiary and the Company agree that the above agreements shall also be applicable with respect to such state or local income taxes.

                  4. Termination. This agreement shall continue in effect until terminated by written agreement between the parties hereto.

                  5. Entire Agreement. This agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes and cancels any and all such previous written or oral agreements between the parties hereto.

                  6. Governing Law. This agreement shall be governed by the internal laws of the state of Delaware.


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the day and year first above written.

                          JORDAN INDUSTRIES, INC.



                          By:
                             ----------------------------------------------
                          Name:  Gordon L. Nelson, Jr.
                          Title: Senior Vice President


                          MOTORS AND GEARS HOLDINGS, INC.
                          KINETEK, INC.
                          KINETEK INDUSTRIES, INC.
                          FIR Group Holdings, Inc.
                          FIR Group Holdings Italia, S.r.l. (Italian LLC) Construgioni Italiane Motori Elettrici, S.p.A. (Italian Corporation)
                          SelinSistemi, S.p.A. (Italian Corporation)
                          FIR Electromeccanica, S.p.A. (Italian Corporation) T.E.A. Technologie Electromeccaniche ed Automazione, S.r.l. (Italian LLC)
                          Motion Holdings, Inc.
                          Motion Control Engineering, Inc.
                          Merkle-Korff Industries, Inc.
                          Merkle-Korff de Mexico S.A. de C.V
                          The Imperial Electric Company
                          Gear Research, Inc.
                          Advanced D.C. Holdings, Inc.
                          Advanced D.C. Motors, Inc.
                          Sermed S.A.R.L.
                          Advanced D.C. Motors GmbH
                          Electric Vehicle Components Ltd.
                          Electrical Design and Control Company


                          By:
                              --------------------------------------------
                          Name:   Gordon L. Nelson, Jr.
                          Title:  Vice President